Exhibit 99.1

FOR IMMEDIATE RELEASE

March 19, 2025

Contact:

Media Team

+1-630-227-5100

Editor@aarcorp.com

AAR elects Hema Widhani to its Board of Directors

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced today that Hema Widhani has been elected to AAR’s Board of Directors, effective March 18, 2025. This appointment increases AAR’s Board from 11 to 12 Director positions.

Ms. Widhani brings more than 20 years of experience in digital, marketing, and customer experience. As Prudential Financial’s Chief Digital and Marketing Officer, Ms. Widhani manages the company’s enterprise digital and customer experience portfolio. She is leading several Generative AI initiatives for Prudential’s global insurance and retirement business. She previously served as Prudential Financial’s Chief Customer Officer.

Prior to Prudential Financial, Ms. Widhani held various digital, data, and customer-focused leadership roles at E*TRADE, Citibank, and the WPP group.

“Ms. Widhani brings deep experience in revenue expansion and customer engagement through digital transformation and, most recently, the incorporation of AI,” said John M. Holmes, AAR’s Chairman, President and CEO. “We are excited to have Hema join our Board of Directors.”

“AAR is a trusted brand in aviation, known for its commitment to Doing It Right® for customers,” said Ms. Widhani. “I am honored to join the AAR Board and be part of the Company’s transformative growth strategy.”

Ms. Widhani earned a Master of Business Administration from Carnegie Mellon University and a Master of International Business from Lancaster University.

For more information on AAR, visit aarcorp.com.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, reflecting expectations about future conditions, including growth strategy. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. Forward-looking statements are based on assumptions, estimates and currently available information, and are subject to certain risks and uncertainties that could cause actual results to differ materially. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.